THIS PROXY BALLOT IS VALID ONLY WHEN SIGNED AND DATED.

     The undersigned hereby appoints R. Don Morris and James A. Morris, and each or either of them, proxies for the undersigned, with full power of substitution, to vote all shares of common stock, $0.001 par value per share ("Shares") of Bullion Monarch Mining, Inc. (the "Company") which the undersigned would be entitled to vote at the SPECIAL MEETING OF SHAREHOLDERS OF THE COMPANY (THE "MEETING") TO BE HELD AT ABBEY INN ST. GEORGE LOCATED AT 1129 SOUTH BLUFF STREET, ST. GEORGE, UTAH, ON [•], 2012, AT 10:00 A.M. LOCAL TIME, and directs that the Shares represented by this Proxy shall be voted as indicated below:

Bullion Monarch Mining, Inc.

Vote on Proposals		For	Against	Abstain

1.	Adoption of the Merger Agreement. Proposal to adopt the Agreement and Plan of Merger, dated as of February 7, 2012, as it may be amended from time to time, by and among Eurasian Minerals Inc., EMX (Utah) Corp. and Bullion Monarch Mining, Inc.	[ ]	[ ]	[ ]

2.	Non-Binding, Advisory Vote on Golden Parachute Compensation. Proposal to approve, on an advisory (non-binding) basis, certain “golden parachute” compensation that may become payable to the named executive officers of Bullion Monarch Mining, Inc. in connection with the merger.	[ ]	[ ]	[ ]

3.	Adjournment of the Special Meeting. Proposal to approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are an insufficient number of votes at the time of such adjournment to approve the merger agreement.	[ ]	[ ]	[ ]

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Meeting or any adjournment thereof.

The board of directors recommends a vote FOR Proposals 1, 2, and 3. This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is given, this Proxy will be voted FOR proposals 1, 2, and 3.

Please indicate if you plan to attend this meeting.	Yes	No
	[ ]	[ ]

Sign exactly as name appears hereon. For joint accounts, all co-owners should sign. Executors, administrators, custodians, trustees, etc. should so indicate when signing.